UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

WIDEPOINT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33035	52-2040275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7926 Jones Branch Drive, Suite 520, McLean, Virginia (Address of Principal Executive Office)		22102 (Zip Code)
Registrant’s telephone number, including area code: (703) 349-2577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 1, 2014, WidePoint Global Solutions, Inc. (“WGS”), a wholly-owned subsidiary of WidePoint Corporation (“WidePoint”), entered into a Share Sale and Purchase Agreement (the “Agreement”), with Gutteridge Limited (“Gutteridge”), a wholly-owned subsidiary of Soft-Ex Holdings Limited, and the shareholders of Soft-Ex Holdings Limited, pursuant to which WGS purchased all of the outstanding equity of Soft-ex Communications Limited (“SCL”). SCL, with headquarters in Dublin, Ireland, is a provider of telecom data intelligence services offered as a software as a service solution throughout the European and Middle Eastern markets. SCL has two operating subsidiaries, Soft-Ex BV and Soft-Ex UK Limited, which maintain offices and operations in Holland and the United Kingdom, respectively.

The Agreement contains customary representations, warranties and indemnities. The purchase price for the outstanding equity of SCL consisted of (i) the payment at closing of cash in the amount of $5 million, subject to a post-closing net working capital adjustment, and (ii) the delivery of a subordinated unsecured loan note in the principal amount of $1.0 million (the “Note”). The Note accrues simple interest at the annual rate of 3% and provides for a lump sum payment of principal and interest on May 31, 2015; provided, however, that in the event that SCL fails to generate gross revenue for the three (3) months ending April 30, 2015 that is at least equal to 75% of the gross revenue generated by SCL for the three (3) months immediately preceding the acquisition of SCL, then the full face value of the Note shall be abrogated and all obligations of WGS under the Note shall be cancelled and waived. The amounts due and owing under the Note will be accelerated to become due and payable in full within 30 days following the consummation of a sale of SCL.

The foregoing summary is not intended to be complete and is qualified in its entirety by reference to the Agreement, the Note and a Deed of Indemnity, copies of which are attached hereto as Exhibits 2.1, 10.1 and 10.2, respectively, and incorporated herein by reference. Certain schedules to the Agreement are omitted and WidePoint will furnish supplementally a copy of any omitted schedules to the Securities and Exchange Commission upon request.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 with respect to the Note is incorporated herein by reference. The Note is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2014, SCL entered into an Employment Agreement with Ian Sparling, the Chief Executive Officer of SCL (the “Employment Agreement”), for Mr. Sparling to continue to serve as the Chief Executive Officer of SCL. The Employment Agreement provides for an annual base salary of €175,000. In addition, Mr. Sparling shall be eligible to receive bonus compensation of up to 50% of his annual salary. Mr. Sparling will also receive an annual automobile allowance in the amount €16,500 and SCL will contribute up to €15,000 to SCL’s pension scheme. Mr. Sparling was also granted an option to purchase 200,000 shares of common stock of WidePoint. The options have a term of 7 years, with the options to vest in full on the fifth anniversary of the grant date of the options. The vesting date of the options will accelerate in the event that certain performance goals are achieved or in the event of a change in control of WidePoint.

The Employment Period will continue unless terminated earlier by (i) Mr. Sparling or SCL upon 9 months’ advance written notice to the other party, (ii) SCL, immediately upon the provision of written notice to Mr. Sparling, provided that the remuneration to which Mr. Sparling is entitled under the Employment Agreement shall continue for a period of 9 months following such termination, or (iii) by SCL upon the occurrence of certain events or actions by Mr. Sparling, including Mr. Sparling being declared bankrupt or being found guilty of fraud, serious misconduct or willful neglect to carry out his duties under the Employment Agreement.

The foregoing summary of the Employment Agreement is not intended to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached hereto as Exhibit 10.3 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired.

The financial information required to be filed with respect to the acquired business described in Item 2.01 has not been filed with this initial Current Report on Form 8-K. Instead, financial information will be filed by amendment within 71 calendar days after the due date for the initial filing of this report with the Securities and Exchange Commission, as permitted by Item 9.01(a)(4) of Form 8-K.

(b) Pro Forma Financial Information.

The pro forma financial information required to be filed with respect to the acquired business described in Item 2.01 has not been filed with this initial Current Report on Form 8-K. Instead, the pro forma financial information will be filed by amendment within 71 calendar days after the due date for the initial filing of this report with the Securities and Exchange Commission, as permitted by Item 9.01(b)(2) of Form 8-K.

(d) Exhibits.

Exhibit 2.1: Share Sale and Purchase Agreement, dated as of May 1, 2014, by and among WidePoint Global Solutions, Inc., Gutteridge Limited and the shareholders of Soft-Ex Holdings Limited.

Exhibit 10.1: Subordinated Unsecured Loan Note, dated May 1, 2014, by WidePoint Global Solutions, Inc. in favor of Gutteridge Limited.

Exhibit 10.2: Deed of Indemnity, dated as of May 1, 2014, by and between WidePoint Global Solutions, Inc. and Gutteridge Limited

Exhibit 10.3: Employment Agreement, dated as of May 1, 2014, by and between Soft-ex Communications Limited and Ian Sparling.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEPOINT CORPORATION

/s/ James T. McCubbin
Date: May 7, 2014	James T. McCubbin
Executive Vice President and Chief Financial Officer